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                                                                    EXHIBIT 99.1

For immediate release

     SYMBOL TECHNOLOGIES COMPLETES ACQUISITION OF TELXON

     HOLTSVILLE, N.Y., Dec. 1, 2000 -- Symbol Technologies (NYSE: SBL) announced that its acquisition of Telxon (NSDQ:TLXN) in a stock-for-stock merger was completed after the close of business last night. The acquisition creates a global leader in wireless handheld computing systems across many industries and vertical applications.

     Under the terms of the agreement, Telxon shareholders will receive 0.50 of a share of Symbol common stock for each share of Telxon common stock. As a result, Symbol will issue approximately 8.8 million new common shares to existing Telxon shareholders and reserve up to an approximate 1.7 million shares to cover stock options with an average post-merger exercise price of approximately $28 per share. Also, Telxon has $24.4 million principal amount outstanding of convertible debentures with a post-merger conversion price of $53.50, and $82.5 million principal amount outstanding convertible notes with a post merger conversion price of $55.00 per share.

     Telxon's business will be operated as a wholly-owned subsidiary although portions of its operations will be consolidated with Symbol in order to obtain operating efficiency and synergy of at least $75 million annually from eliminating duplicate functions, rationalizing manufacturing facilities and sales offices and realizing purchasing, sales, manufacturing and other efficiencies.

     Before one-time transaction costs, the acquisition is expected to be approximately neutral to Symbol's earnings per share in 2001 and significantly accretive thereafter as the synergies and efficiencies are realized.

     Symbol Technologies, Inc., winner of this year's National Medal of Technology, is a global leader in mobile data transaction systems, providing innovative customer solutions based on wireless local area networking for data and voice, application-specific mobile computing and bar code data capture. Symbol's wireless information appliances connect the physical world of people on the move, packages, paper and shipping pallets, to information systems and the Internet. Today, some 10 million Symbol bar code scanners, mobile computers and wireless LANs are utilized worldwide in markets ranging from retailing to transportation and distribution logistics, manufacturing, parcel and postal delivery, government, healthcare and education.


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Symbol's systems and products are used to increase productivity from the factory floor to the retail store, to the enterprise and out to the home. Information about Symbol is available at www.symbol.com and 1-800-722-6234.

     This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our product and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For financial information:                     For press information:

   Kenneth Jaeggi                                 Doug Picker
   Symbol Technologies, Inc.                      Symbol Technologies, Inc.
   631-738-3909                                   631-738-4699